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                                                                    EXHIBIT 5.1


Buchanan Ingersoll                              One Oxford Center
Professional Corporation                        301 Grant Street, 20th Floor
Attorneys                                       Pittsburgh, PA 15219-1410




                                January 20, 1998

Kennametal Inc.
Route 981 South at Westmoreland County Airport
Latrobe, Pennsylvania 15650

Re:      Kennametal Inc.
         Kennametal Financing I

Ladies and Gentlemen:

         We have acted as counsel to Kennametal Inc., a Pennsylvania corporation (the "Company"), and Kennametal Financing I, a statutory business trust created under the laws of the State of Delaware (the "Trust"), in connection with the preparation of a Registration Statement on Form S-3, File No. 333-40809 (as amended and supplemented, the "Registration Statement"), including the form of prospectus included therein (as supplemented, the "Prospectus"), filed by the Company and the Trust with the Securities and Exchange Commission (the "Commission") on November 21, 1997, under the Securities Act of 1933, as amended (the "Act"), relating to the public offering of : (i) shares of the Company's capital stock, par value $1.25 per share ("Common Stock"); (ii) stock purchase contracts ("Stock Purchase Contracts") to purchase Common Stock; (iii) stock purchase units ("Stock Purchase Units"), each representing ownership of a Stock Purchase Contract and Preferred Securities (defined below) or debt obligations of third parties, including U.S. Treasury securities, securing the holder's obligation to purchase Common Stock under the Stock Purchase Contracts; (iv) the Company's debentures (the "Debentures") to be purchased with the proceeds from the sale of preferred securities representing preferred undivided beneficial interests in the Trust ("Preferred Securities"), debentures, notes and other debt securities in one or more series, which may be either senior debt securities or subordinated debt securities (together with the Debentures, the "Debt Securities"); and (v) the Preferred Securities, which the Trust may issue, from time to time, in each case in amounts, at prices and on terms to be determined at the time or times of offering. The Stock Purchase Contracts, Stock Purchase Units, Debt Securities, Common Stock and Preferred Securities are collectively called the "Securities." Certain payment obligations with respect to the Preferred Securities will be guaranteed by a guarantee of the Company (the "Guarantee") to the extent set forth in the related guarantee agreement to be entered into by the Company (the "Guarantee Agreement"). The aggregate initial offering price of all of the Securities which may be sold pursuant to the Prospectus will not exceed $1.4 billion.

         In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, certificates or records as we have deemed necessary or appropriate as bases for the opinions set forth herein. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents

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of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

         Based on the foregoing, and subject to the other qualifications and limitations set forth herein, we are of the following opinion:

                  1. When (a) the issuance, execution and delivery by the Company of any of the Debt Securities shall have been duly authorized by all necessary corporate actions of the Company and (b) such Debt Securities shall have been duly executed and delivered by the Company, authenticated by the Trustee (the "Trustee") under the indenture (the "Indenture") pursuant to which the Debt Securities shall be issued and sold as contemplated by each of the Registration Statement, the Prospectus, and any prospectus supplement relating to such Debt Securities and the Indenture, assuming that the terms of such Debt Securities are in compliance with then applicable law, such Debt Securities will be validly issued and will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and by general principles of equity (whether considered in a proceeding at law or equity).

                  2. When (a) the terms of the issuance and sale of the Common Stock shall have been duly authorized by all necessary corporate actions of the Company and (b) the shares of Common Stock shall have been duly issued and delivered as contemplated by each of the Registration Statement, the Prospectus, and any prospectus supplement relating thereto and paid for with the consideration fixed therefor by the Board of Directors or a duly authorized committee therefor, assuming that the Company has reserved for issuance the requisite number of shares of Common Stock, the Common Stock will be duly authorized, validly issued, fully paid and nonassessable.

                  3. When (a) the terms of the issuance and sale of the Stock Purchase Contracts or Stock Purchase Units shall have been duly authorized by all necessary corporate actions of the Company and (b) such Stock Purchase Contracts or Stock Purchase shall have been duly issued and delivered as contemplated by each of the Registration Statement, the Prospectus, and any prospectus supplement relating thereto and paid for with the consideration fixed therefor by the Board of Directors or a duly authorized committee therefor, assuming that the terms of such Stock Purchase Contracts or Stock Purchase Units are in compliance with then applicable law, such Stock Purchase Contracts or Stock Purchase Units will be duly authorized, validly issued, fully paid and nonassessable.

                  4. When (a) the issuance of any Guarantee, and the execution and delivery of the related Guarantee Agreement, by the Company shall have been authorized by all necessary corporate actions of the Company and (b) such Guarantee Agreement shall have been duly executed and delivered by the Company, assuming that the terms of such Guarantee Agreement are in compliance with then applicable law, such Guarantee Agreement will constitute a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and by general principles of equity (whether considered in a proceeding at law or equity).

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         We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and the reference to this firm under the caption "Legal Matters" in the Prospectus contained therein.

                                               BUCHANAN INGERSOLL
                                               PROFESSIONAL CORPORATION



                                               By: /s/  LEWIS U. DAVIS, JR.
                                                   ----------------------------
                                                        Lewis U. Davis, Jr.